UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2013

CAVIUM, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-33435	77-0558625
(Commission File No.)	(IRS Employer Identification No.)

2315 N. First Street, San Jose CA 95131

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 943-7100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 22, 2013, on the recommendation of the nominating and corporate governance committee of the Board of Directors (the “Board”) of Cavium, Inc. (the “Company”), the Board elected Madhav V. Rajan as a Class II director for a term expiring at the 2015 Annual Meeting of Stockholders. There was no arrangement or understanding between Mr. Rajan and any other persons pursuant to which Mr. Rajan was selected as a director. Mr. Rajan was also appointed to the audit committee of the Board.

Mr. Rajan has served as the Senior Associate Dean for Academic Affairs at the Graduate School of Business, Stanford University since September 2010. From 2002 to August 2010, he served as the area coordinator for accounting at the Graduate School of Business, Stanford University. Mr. Rajan currently serves on the board of directors of iShares, Inc. and is a trustee of the iShares Trust. Mr. Rajan received his undergraduate degree in commerce from the University of Madras, India, and an MS in accounting, MBA and PhD from the Graduate School of Industrial Administration at Carnegie Mellon University.

Mr. Rajan will participate in the Company’s compensation program for non-employee directors. Pursuant to this program, Mr. Rajan will be eligible to receive $12,000 per year for service as a Board member plus $6,000 per year for service on the audit committee of the Board. In addition, all non-employee directors are reimbursed for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board or committee meetings.

Mr. Rajan is also eligible to receive automatic grants of stock options to purchase shares of the Company’s common stock and restricted stock unit awards for shares of the Company’s common stock under the Company’s 2007 Equity Incentive Plan (the “2007 Plan”). Pursuant to the terms of the 2007 Plan, Mr. Rajan shall receive a one-time initial nonstatutory stock option to purchase 25,000 shares of the Company’s common stock and a restricted stock unit award for 10,000 shares of the Company’s common stock. Such initial option and restricted stock unit award vest in a series of successive equal monthly installments over four years. In addition, under the 2007 Plan, any individual who has been serving as a non-employee director for at least the preceding six months on the date of each annual meeting of stockholders and who will continue to be a director after that meeting shall receive a nonstatutory stock option to purchase 7,000 shares of the Company’s common stock and a restricted stock unit award for 3,000 shares of the Company’s common stock on such annual meeting date. Such annual option and restricted stock unit award vest in a series of successive equal monthly installments over one year measured from the date of grant. The options and restricted stock unit awards in the initial grant and the annual grant may accelerate in the event the non-employee directors’ service terminates in connection with a Corporate Transaction as the term is defined in the 2007 Plan. The exercise price of nonstatutory stock options granted under the 2007 Plan is equal to the fair market value of the Company’s common stock subject to the option on the grant date. As long as the optionee continues to serve with the Company, the option will continue to vest and be exercisable during its term. When the optionee’s service terminates, the optionee may exercise any vested options for a period of three months following the cessation of service. Automatic grants of stock options to non-employee directors under the 2007 Plan have a term of seven years.

In connection with Mr. Rajan’s election to the Board, the Company and Mr. Rajan entered into a letter agreement (the “Letter Agreement”) providing, among other things, for the immediate vesting of all of Mr. Rajan’s unvested stock options and restricted stock unit awards upon a Change in Control of the Company, as defined in the 2007 Plan. A copy of the letter agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2013 and the foregoing description of the Letter Agreement is qualified in its entirety by reference to such exhibit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2013	CAVIUM, INC.

	By:	/s/ Arthur D. Chadwick
Arthur D. Chadwick
Vice President of Finance and Administration and Chief Financial Officer